Exhibit 21.1



SUBSIDIARIES OF THE COMPANY


Aerospace Display Systems, Inc., a Delaware corporation
Audio International, Inc., an Arkansas corporation
Audio International Sales, Inc., a U.S. Virgin Islands corporation Avtech Corporation, a Washington corporation
Cory Components, Inc., a California corporation
Dettmers Industries, Inc., a Delaware corporation
Elsinore Aerospace Services, Inc., a California corporation Elsinore Engineering, Inc., a Delaware corporation
Flight Refueling, Inc., a Maryland corporation
Hollingsead International, Inc., a California corporation Hollingsead International, Ltd., a U.K. corporation
Patrick Aircraft Tank Systems, Inc., a Maryland corporation
PATS, Inc., a Maryland corporation
PATS Aircraft and Engineering Corporation, a Maryland corporation PATS Support, Inc., a Maryland corporation
Tri-Star Electronics Europe S.A., a Swiss corporation
Tri-Star Electronics International, Inc., a California corporation Tri-Star Technologies, Inc., a California general partnership